NEWS   from:
STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Financial Results for the First Quarter 2009

Houston, April 30, 2009 – Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the quarter ended March 31, 2009 (dollar amounts are in millions, except for per share figures):

	First Quarter (a)
	2009	2008

Total revenues	$313.5	$394.1
Pretax loss (b)	(37.3)	(40.9)
Income tax expense (benefit) (c)	3.2	(16.8)
Net loss attributable to Stewart	(42.0)	(25.3)
Net loss per share attributable to Stewart	(2.31)	(1.40)

(a)
The first quarter of 2009 includes pretax charges of $8.9 million relating to the impairment of investment securities and other assets. The first quarter of 2009 also includes pretax credits of $2.6 million relating to a recovery on a previously recognized agency defalcation and $3.0 million relating to the reversal of an accrual for a legal matter resolved in the Company’s favor. The first quarter of 2008 includes a pretax charge of $4.6 million relating to an agency defalcation.

(b)	Before noncontrolling interests

(c)
The Company did not recognize an income tax benefit in the first quarter of 2009 relating to its pretax loss due to the recording of a valuation allowance against deferred tax assets.  The valuation allowance will be evaluated for reversal when the Company returns to profitability.  The income tax expense of $3.2 million recorded in the first quarter of 2009 is related to certain goodwill book/tax differences and taxes in foreign jurisdictions for our international operations.

Revenues decreased 20.5 percent to $313.5 million in the first quarter of 2009 compared with $394.1 million for the first quarter of 2008.  The Company reported a loss before taxes (and before noncontrolling interests) of $37.3 million for the first quarter of 2009 compared with a loss of $40.9 million for the same period in 2008.

The revenue decline in the first quarter of 2009 was due to fewer closed title orders arising from the continuing decline in new and existing home sales, as well as a decline in selling prices and average revenue per file closed.  Average revenue per file closed was lower due to a shift in mix of orders, with the first quarter of 2009 experiencing fewer large commercial orders and many more residential refinancing orders (which generate lower revenues per order closed than sale transactions) than in the first quarter of 2008. Title orders declined in the first quarter of 2009 by 6.3 percent from the same period a year ago, which was the lowest quarterly decline since the fourth quarter of 2005. A significant percentage of title orders opened in the first quarter of 2009 related to the refinancing of existing mortgages. These loans are taking longer to process by lenders than has historically been the case due to tightened lending standards and internal capacity constraints of the lenders. Even so, our overall closing ratio showed improvement during March 2009.

The Company continues to reduce costs and improve productivity in its core operations. Total expenses declined 19.4 percent to $350.8 million in the first quarter of 2009 compared with $435.0 million for the first quarter of 2008.  In addition to workforce reductions described below, the Company continues to pursue the implementation of title search and production efficiencies company-wide through its regional production center initiative.  As a result, significant savings per order processed are being achieved in operationally mature centers. The Company’s back-office centralization initiatives remain on target and will begin generating benefits during 2009 in the areas of human resources, finance and accounting, procurement and information technology by continuing to reduce costs while providing high quality customer service.

The Company reduced its employee count during the first quarter of 2009 by approximately 170, or 2.7 percent, as part of its ongoing efforts to reduce costs. Employee costs were 24.5 percent lower in the first quarter of 2009 compared with the first quarter of 2008 due to realizing the full benefit of headcount reductions made during 2008 and the reductions made in the first quarter of this year.  Since December 31, 2007, we have reduced headcount by 28.2 percent.

As a result of our aggressive efforts to reduce spending to current market conditions, other operating costs declined 21.6 percent in the first quarter of 2009 compared with the same period in 2008. This decline is consistent with the decrease in revenues. Many of our other operating costs are relatively fixed, such as rent and other occupancy expenses. However, we benefited from decreases in some of these fixed costs in the first quarter of 2009 due to cost reduction efforts in 2008.

Our title loss provision as a percentage of title revenues was 7.0 percent in the first quarter of 2009 compared with 8.0 percent in the same period of 2008.

Stewart's book value per share decreased to $25.33 at March 31, 2009 compared with $27.95 at December 31, 2008.

“Beginning in December 2008, record-low interest rates fueled refinancing activity and, to a lesser extent, sale transactions, which have resulted in improving trends in our order counts,” said Stewart Morris, Jr., president and co-chief executive officer.  “The current surge in refinancing activity has resulted in longer interest rate-lock periods, which in turn delay the closing of the transactions.  As a result, we incurred expenses related to these orders opened during the first quarter of 2009 for which we have not yet recognized the related revenues, although these orders did begin to close in the latter half of March and continued into April. Our aggressive actions to reduce expenses and move production to regional production centers have aligned our costs with changing market conditions and positioned us to take advantage of revenue opportunities as they occur.”

“In our underwriting operations, we see positive trends on claims as the number of new claims being filed has finally leveled off,” said Malcolm S. Morris, chairman and co-chief executive officer. “While the cancellation of more than 3,000 underperforming agents in the past six months is reducing our risk with little reduction in remitted premiums, we continue to sign high-quality agents as a result of changes in the industry. We are also evaluating our rate structure in each state and increasing rates where appropriate to better match the cost of doing business in those states.  Furthermore, even in this challenging global economic climate, our international operations remained profitable,” said Morris.

Stewart Information Services Corporation (NYSE: STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance.  These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will” or other similar words.  Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements.  These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions, the impact of recent significant decreases in the level of real estate activity, continued weakness or further adverse changes in the level of real estate activity, our ability to respond to and implement technology changes, the impact of unanticipated title losses on the need to further strengthen our policy loss reserves, any effect of title losses on our cash flows and financial condition, the impact of changes in governmental and insurance regulations, our dependence on our operating subsidiaries as a source of cash flow, the realization of expected expense savings resulting from our expense reduction steps taken in 2008, our ability to access the equity and debt financing markets, our ability to grow our international operations, and our ability to respond to the actions of our competitors.  These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Current Reports on Form 8-K.  We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS
(In thousands of dollars, except per share amounts)

	Three months ended March 31
	2009	2008

Revenues
Title insurance:
Direct operations	142,538	180,587
Agency operations	166,770	191,053
Real estate information	7,365	14,716
Investment income	5,598	8,078
Investment and other losses - net	(8,812)	(297)
	313,459	394,137
Expenses
Amounts retained by agencies	137,416	155,562
Employee costs	114,706	151,962
Other operating expenses	68,047	86,836
Title losses and related claims	21,572	29,721
Depreciation and amortization	7,864	9,091
Interest	1,179	1,815
	350,784	434,987

Loss before taxes and noncontrolling interests	(37,325)	(40,850)
Income tax expense (benefit)	3,223	(16,761)
Net loss	(40,548)	(24,089)
Less net earnings attributable to noncontrolling interests	1,471	1,203
Net loss attributable to Stewart	(42,019)	(25,292)

Net loss per share attributable to Stewart	(2.31)	(1.40)

Average number of shares (000)	18,153	18,046

Segment information:
Title revenues	306,094	379,421
Title pretax loss before noncontrolling interests	(36,153)	(41,544)

REI revenues	7,365	14,716
REI pretax (loss) earnings before noncontrolling interests	(1,172)	694

Selected financial information:
Cash used by operations	(27,796)	(31,447)
Title loss payments - net of recoveries	36,529	30,482
Other comprehensive (loss) earnings	(4,069)	159

Number of title orders opened (000):
January	52.2	52.7
February	40.4	50.9
March	48.6	47.0
Quarter	141.2	150.6
Number of title orders closed (000):
Quarter	83.9	89.5

	March 31 2009	December 31 2008

Stockholders’ equity	461,322	507,069
Number of shares outstanding (000)	18,210	18,142
Book value per share	25.33	27.95

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	March 31	December 31
	2009	2008

Assets
Cash and cash equivalents	58,353	76,558
Cash and cash equivalents - statutory reserve funds	9,912	9,688
Total cash and cash equivalents	68,265	86,246

Short-term investments	28,096	37,120
Investments - statutory reserve funds	365,085	374,508
Investments - other	124,571	156,267
Receivables - premiums from agencies	28,712	35,707
Receivables - other	73,154	89,365
Allowance for uncollectible amounts	(19,018)	(17,504)
Property and equipment	77,823	83,533
Title plants	78,184	78,363
Goodwill	212,651	210,901
Intangible assets	7,720	8,448
Other assets	75,177	83,588
Investments - pledged, at fair value	221,794	222,684

	1,342,214	1,449,226

Liabilities
Notes payable	108,147	135,276
Line of credit, secured by pledged investments	221,794	222,684
Accounts payable and accrued liabilities	92,376	110,769
Estimated title losses	445,619	461,532
Deferred income taxes	12,956	11,896
	880,892	942,157

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and additional paid-in capital	144,545	143,811
Retained earnings	311,528	353,547
Accumulated other comprehensive (loss) earnings	(3,488)	581
Treasury stock	(4,330)	(4,097)
Stockholders' equity attributable to Stewart	448,255	493,842
Noncontrolling interests	13,067	13,227
Total stockholders' equity	461,322	507,069

	1,342,214	1,449,226